Exhibit 10.13

RESEARCH AGREEMENT

THIS RESEARCH AGREEMENT (hereinafter called “Agreement”), to be effective as of the 1st day of June, 2004 (hereinafter called “Agreement Date”), is by and between Baylor College of Medicine (hereinafter called “BAYLOR”), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Power3 Medical Products, Inc., a corporation organized under the laws of Nevada and having a principal place of business at 3400 Research Forest Drive, The Woodlands, Texas 77381, and its Affiliates (hereinafter, collectively referred to as “Power3”).

WITNESSETH:

WHEREAS, Power3 desires to collaborate with Baylor in order to obtain certain biological materials and associated experimental or clinical information, and to use such materials and information for the analysis, validation and identification of protein structure and function; and Baylor agrees to provide such materials and associated experimental or clinical information to Power3; and

WHEREAS, Baylor desires to obtain certain data derived by Power3 from such biological materials for research purposes, and Power3 agrees to provide such data for such research purposes;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.                                       DEFINITIONS AS USED HEREIN

1.1                                 The term “Affiliates” shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by Power3 or Baylor.

1.2                                 The term “Biological Material” shall mean, collectively, Human Material, Animal Material and Cell Culture Material that are provided by Baylor to Power3 under this Agreement.

(i)  “Human Material” means human tissue and associated human and experimental data.

(ii)  “Animal Material” means animal tissues and associated experimental data.

(iii)  “Cell Culture Material” means cell cultures and materials derived therefrom and also associated experimental data.

1.3                                 The term “Confidential Information” shall mean all information relating to the business of a party that is not available to the general public, including but not limited to its technical and business information, products, assets, inventions, know-how, research programs, biological materials, software, trade secrets, designs, personnel, financial condition, business plans or prospects, protocols, clinical parameters or markers and other information associated with this Agreement, whether or not patentable or copyrightable, delivered or communicated to the other party.

Confidential Information includes not only written information, but information transferred orally, visually, electronically or by any other means, that is designated as being confidential. Confidential Information also includes any copies, notes or summaries prepared from the Confidential Information provided by either party.

1.4                                 The term “Research Project” shall mean the research project described in Appendix A to be conducted pursuant to this Agreement, which specifies certain Biological Material, their quantities and delivery schedules to Power3.

1.5                                 The term “Project Investigator” shall mean Dr. Christi Ballantyne, Baylor’s lead investigator for the Research Project.

1.6                                 The term “Program Manager” shall mean the person designated by Power3 to serve as the primary liaison between Power3 and Baylor during the Research Term.

1.7                                 The term “Research Term” shall mean the period of time beginning on the Agreement Date of this Agreement and ending on June 30, 2007 during which the Research Project shall be conducted. The Research Term of this Agreement shall automatically be extended for additional one-year periods unless either party gives written notice of intent to terminate at least sixty (60) days prior to the end of the initial or any extended Research Term.

2.                                       BAYLOR’S OBLIGATIONS

2.1                                 Baylor will use its reasonable efforts to provide Biological Material to Power3 in the quantities and with the specifications as set forth in Appendix A.

2.2                                 Baylor agrees to provide Power3 with Human Material that satisfies all requirements of Baylor’s Institutional Review Board and all applicable laws and regulations. A copy of the approval document from Baylor’s Institutional Review Board for the Research Project, if applicable, shall be provided to Power3 by Baylor upon request. Also, Baylor agrees to provide Power3 with Animal Material that satisfies all requirements of Baylor’s Animal Use and Care Authority and all applicable laws and regulations. A copy of the approval document from Baylor’s Animal Use and Care Authority for the Research Project shall be provided to Power3 by Baylor upon request.

2.3                                 If for any reason the Project Investigator is unable to continue in this capacity, and a successor acceptable to both Baylor and Power3 is not available, the Research Project may be terminated as provided in this Agreement.

2.4                                 Baylor shall promptly notify Power3 of any safety issues concerning handling and processing of which it becomes aware associated with any Biological Material.

2.5                                 Baylor shall promptly notify Power3 if it will be unable to provide Biological Material in the quantities, on the schedule and meeting the specifications set forth in this Agreement.

2.6                                 Consistent with IRB requirements, Baylor shall use its best efforts to prevent the disclosure of information to Power3 that would identify specific patients. If such information is inadvertently revealed, Power3 will destroy such information and notify Baylor in writing.

2.7                                 Baylor is entitled to provide portions of the same Biological Material to third parties.

3.                                       POWER3’S OBLIGATIONS

3.1                                 Power3 shall commence the performance of the Research Project promptly after the Agreement Date and shall use its reasonable efforts to perform the Research Project in accordance with the terms and conditions of this Agreement.

3.2                                 Within sixty (60) days after the expiration or termination of the Research Term, including any extensions, Power3 will make all protein data available to Baylor.

4.                                       CONFIDENTIALITY

4.1                                 Because Baylor and Power3 will be cooperating with each other in this Research Project, and because each may reveal to the other certain Confidential Information, Baylor and Power3 agree to hold any Confidential Information that is obtained in connection with this Agreement or the Research Project as confidential.

4.2                                 A party receiving Confidential Information shall use its best efforts to ensure that all Confidential Information of the disclosing party is kept confidential. Thus, for example, neither party will disclose Confidential Information to any third party without the express written consent of the disclosing party and no receiving party will use such Confidential Information except pursuant to this Agreement. A receiving party also agrees to notify the disclosing party immediately upon discovery of any unauthorized use or disclosure of Confidential Information and, in every reasonable way, to cooperate and to assist the disclosing party to regain possession of the Confidential Information and to prevent its further unauthorized use.

4.3                                 Each party’s confidentiality obligations and the limitations upon the right to use the Confidential Information shall not apply to the extent that the receiving party can demonstrate that the same:  (a) was already known by the receiving party prior to the disclosure by the disclosing party; (b) becomes patented, published or otherwise part of the public domain through no fault or omission of the receiving party; (c) is disclosed to the receiving party by a third party that has the right to make such disclosure; (d) is independently developed by the receiving party without any use of the Confidential Information and otherwise in a manner not inconsistent with this Agreement; (e) is authorized to be disclosed by the disclosing party in writing; or (f) is required to be disclosed by applicable law, rule or regulation, by order of governmental or judicial authority; provided that the receiving party shall use reasonable efforts to obtain confidential treatment of such information and notifies the disclosing party prior to making such disclosure.

5.                                       PUBLICATION RIGHTS

5.1                                 Power3 acknowledges Baylor’s strong institutional policy favoring the retention of publication rights and dependence upon publication as an essential means of intellectual exchange. Baylor acknowledges that Power3 has an interest in publishing the results of the Research project, as well as protecting its Confidential Information.

5.2                                 Subject to the provisions of Article 4 and Section 5.3, the Project Investigator and Program Manager shall cooperate to publish the results of and disseminate information pertaining to research conducted under the Research Project to the extent that Confidential Information of Power3 is not disclosed. All such published data must be associated with particular research studies conducted by Baylor and Power3 pursuant to the Research Project.

5.3                                 Baylor and Power3 agree to submit any proposed publication or presentation of results from the Research Project to Power3’s Program Manager (or other representative designated by Power3 for this purpose) or to the Project Investigator for review within a reasonable time prior to publication or presentation. For purposes of clarity, a reasonable time prior to publication or presentation shall be, by way of example:  (i) for manuscripts written by the Project Investigator or Program Manager at least thirty (30) days prior to submission of such manuscripts for publication; (ii) for written abstracts prepared by the Project Investigator or Program Manager at least fourteen (14) days prior to submission of such abstracts for publication; and (iii) for hard copies of slides and other audiovisual aids at least seven (7) days prior to presentation of such materials at scientific meetings open to non-Baylor and non-Power3 personnel.

5.4                                 Power3 shall advise Baylor in writing if any Confidential Information or patentable information contained in any proposed publication or presentation materials should not be published. Baylor agrees to delete Confidential Information as requested by Power3. Baylor agrees to refrain from publishing any patentable information for a period not to exceed sixty (60) days upon written request, to enable Power3 to appropriately coordinate with Baylor to seek patent or other applicable intellectual property rights.

6.                                       INVENTION RIGHTS

6.1                                 Baylor shall have sole and exclusive ownership rights to any invention of a product, device, process, or method, whether patentable or unpatentable developed solely by Baylor employees (a “Baylor Invention”) arising under this Agreement subject to the right of Power3 to take an exclusive, or non-exclusive, fee-bearing, royalty-bearing license to the Invention, as set forth in Section 6.2 below. Likewise, Power3 shall have sole and exclusive ownership rights to any invention of a product, device, process, or method, whether patentable or unpatentable developed solely by Power3 employees (a “Power3 Invention”) arising under this Agreement subject to the right of Baylor to take a non-exclusive, non-fee-bearing, non-royalty-bearing license to make and use the Invention for non-commercial research, patient care, teaching and other educationally related purposes. All right, title and interest to inventions made jointly by Baylor employees with one or more employees of Power3 shall belong jointly to Baylor and Power3 (a “Joint Invention”), and Baylor’s interest shall be disposed of in accordance with Section 6.2 of this agreement. Inventorship of inventions shall be determined in accordance with U.S. patent law or by mutual agreement if the invention is not patentable; provided however, that the Parties agree that Inventions either solely or jointly-owned by Baylor shall be commercially exploited by the Parties solely in accordance with Section 6.2 of this Agreement.

6.2                                 Baylor grants to Power3 the right of first review with respect to any Baylor Invention, or any ownership rights that Baylor may have in a Joint Invention discovered under this Agreement, under the following the terms:

(a)                                  Power3 shall comply with the terms of non-disclosure, as set forth in Article 4 of this Agreement.

(b)                                 Baylor shall notify Power3, in writing, of the Invention and provide Power3 with sufficient detail to evaluate the Invention.

(c)                                  Power3 shall have sixty (60) days after such notification to evaluate the Invention and notify Baylor, in writing, that Power3 desires to license the Invention.

(d)                                 Upon notification by Power3 of its desire to acquire rights to the Invention, Power3 and Baylor shall negotiate, in good faith, for a period not to exceed sixty (60) days, unless extended by mutual written agreement of Baylor and Power3, in an effort to arrive at terms and conditions satisfactory to Baylor and Power3 for the license by Power3 of the Invention (a “Baylor License Agreement”).

(e)                                  If Baylor and Power3 do not reach such agreement within said sixty-day (60-day) period, or if Power3 fails to notify Baylor within said forty-five-day (45-day) period, or if Power3 decides not to acquire a Baylor License Agreement to the Baylor rights in a Baylor Invention or a Joint Invention, Baylor shall be free to deal with Baylor’s rights in the Baylor Invention or Joint Invention as Baylor in its discretion may decide, and Baylor shall have no further obligations to Power3 with respect to the Baylor rights in an Invention.

6.3                                 With respect to Baylor Inventions or Baylor’s rights in a Joint Invention that Power3 has elected to take an exclusive, or non-exclusive, royalty-bearing license, as provided in Sections 6.1 and 6.2, Baylor shall be responsible for the preparation, filing, and prosecution of all patent applications covering any such Baylor Invention or Joint Invention arising out of the Research Project. Power3 shall be responsible for all costs and fees associated therewith from and after the Agreement Date of such license and shall reimburse Baylor for such costs accrued prior to the Agreement Date of such license. Baylor shall seek and consider the advice and counsel of Power3 in such filing / prosecution of patent applications. Power3 and its employees shall reasonably assist Baylor in the preparation, filing, and prosecution of such patent applications.

6.4                                 With respect to Power3 Inventions, Power3 shall be responsible for the preparation, filing and prosecution of all patent applications covering any such Power3 Invention. Power3 will notify Baylor of such Power3 Inventions and will grant Baylor a non-exclusive, non-fee-bearing, non-royalty-bearing license to make and use the Invention for non-commercial research, patient care, teaching and other educationally related purposes.

7.                                       WARRANTIES

7.1                                 The parties represent and warrant that each has the full authority to enter into this Agreement and to disclose any Confidential Information that is disclosed to the other party. As of the Agreement Date, to the best of their knowledge, neither is a party to any agreement or other instrument and has no by-law or charter provision and knows of no law or regulation that would prohibit it from entering into this Agreement.

7.2                                 Baylor warrants that all Human Material provided to Power3 under this Agreement will be obtained in accordance with all applicable rules and regulations, including with patient informed consent, as stipulated by Baylor’s Institutional Review Board, and allowing for the use by Power3 of such Human Material as described in this Agreement. Baylor acknowledges that Power3 endorses the use of ethically approved protocols that follow the guidelines recommended by the National Bioethics Advisory Committee, the American College of Pathologists, and the American Society of Human Genetics for the donation and retention of samples and data for use in biomedical research.

7.3                                 Baylor warrants that all Animal Material provided to Power3 under this Agreement will be obtained in accordance with all applicable rules and regulations, including all requirements of Baylor Animal Safety and Use Authority.

7.4                                 DISCLAIMER OF WARRANTY. WITH THE EXCEPTION OF SECTIONS 7.1- 7.3, BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE BIOLOGICAL MATERIALS OR INVENTIONS AND BAYLOR MAKES NO WARRANTIES OR

REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY OF THE BIOLOGICAL MATERIALS OR INVENTIONS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE BIOLOGICAL MATERIALS OR INVENTIONS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.

8.                                       INDEMNIFICATION

8.1                                 Power3 agrees to defend, indemnify and hold harmless Baylor, the Project Investigator, Baylor’s trustees, officers, agents, staff, employees, students, and faculty members, and its affiliated hospitals (all such parties are hereinafter referred to collectively as the “Indemnified Parties”) from and against any and all liability, claims, lawsuits, losses, demands, damages, costs, and expenses (including reasonable attorney’s fees and court costs), arising directly or indirectly out of the Research Project or the design, manufacture, sale or use of any embodiment or manifestation of the Research Project regardless of whether any and all such liability, claims, lawsuits, losses, demands, damages, costs, and expenses (including attorney’s fees and court costs) arise in whole or in part from the negligence of any of the Indemnified Parties. Notwithstanding the foregoing, Power3 will not be responsible for any liability, claims, lawsuits, losses, demands, damages, costs, and expenses (including attorney’s fees and court costs) which arise solely from:

(i)                                     the gross negligence or intentional misconduct of Baylor or the Project Investigator; and

(ii)                                  actions by Baylor or the Project Investigator in violation of applicable laws or regulations.

8.2                                 Power3 agrees to provide a diligent defense against any and all liability, claims, lawsuits, losses, demands, damages, costs, and expenses (including attorney’s fees and court costs), brought against the Indemnified Parties with respect to the subject of the indemnity contained in Section 8.1, whether such claims or actions are rightfully or wrongfully brought or filed.

8.3                                 Any Indemnified Party wishing to be indemnified as provided in Sections 8.1 and 8.2 shall:

(a)                                  promptly after receipt of notice of any and all liability, claims, lawsuits losses, demands, damages, costs, and expenses, or after the commencement of any action, suit, or proceeding giving rise to the right of indemnification, notify Power3, in writing, of said liability, claims, lawsuits, losses, demands, damages, costs, and expenses and send to Power3 a copy of all papers served on the Indemnified Party; the Indemnified Party’s failure to notify Power3 will not relieve Power3 from any liability to the Indemnified Party;

(b)                                 permit Power3 to retain counsel of its choosing to represent the Indemnified Party (but in the event that Power3 does not select counsel to represent the Indemnified Party within ten (10) days, the Indemnified Party may select its own counsel, the fees and all costs of which counsel will be borne by Power3); and

(c)                                  allow Power3 to retain exclusive control of any such liability, claims, lawsuits, losses, demands, damages, costs, and expenses, including the right to make any settlement, except that Power3 will not have the right to make any settlement or take any other action which would be deemed to confess wrongdoing by any of the Indemnified Parties or could reasonably be expected to have a negative effect on the reputation of one of the Indemnified Parties, without the prior written consent of Baylor and the Indemnified Party involved.

9.                                       INSURANCE

9.1                                 During the term of this Agreement, Power3 shall maintain in full force and effect a general liability insurance policy with limits of not less than $2,000,000.

9.2                                 Power3 agrees to obtain and maintain a products liability insurance policy that is acceptable to Baylor, said policy to be in effect before the commercialization of any product under a Baylor License Agreement.

9.3                                 Such policies shall name Baylor, the Project Investigator, Baylor’s trustees, officers, agents, staff, employees, students, and faculty members, and its affiliated hospitals as additional insureds. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to Baylor which shall provide certificates evidencing the coverage(s) maintained and specifying that Baylor will be given no less than sixty (60) days prior written notice of any change in or cancellation of such coverage(s).

10.                                 TERMINATION

10.1                           The Research Term shall automatically renew at the end of its initial term as indicated in Section 1.7 and shall expire at the end of any renewal period that is not extended. The Research Project shall expire simultaneously.

10.2                           This Agreement shall terminate upon the expiration of the Research Term, including any extensions.

10.3                           This Agreement may be terminated at the option of the notifying party should any one or more of the following events occur:  (a) the notifying party provides the other party with sixty (60) days advance written notice; (b) either party materially breaches this Agreement, and the non-breaching party provides the other with thirty (30) days advance written notice of termination and such breach is not remedied within such thirty (30) day period.

10.4                           Termination of this Agreement shall not affect any accrued rights and obligations of the parties.

11.                                 CONFLICT OF INTEREST

Baylor institutional policy states that persons engaged in project research may not purchase or sell shares in a company which sponsors such research. Faculty members of Baylor are further required to disclose to the College under applicable policies certain consulting, stock ownership, or other relationships with a company which sponsors such research. By signing below, Project Investigator agrees to comply with Baylor institutional policy and requirements governing conflict of interest.

12.                                 INDEPENDENT CONTRACTORS

Power3 and Baylor shall at all time act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership. Neither party shall have the authority to contract or incur expenses on behalf of the other except as may be expressly authorized by collateral agreements. The Project Investigator and members of the Project Team shall not be deemed to be employees of Power3.

13.                                 OTHER EMPLOYMENT

13.1                           Baylor warrants that the Project Investigator is permitted to enter into this Agreement and that the terms and conditions hereof are consistent with the Project Investigator’s obligations to Baylor.

13.2                           Dr. Christi Ballantyne’s work as Project Investigator is essential to the work to be performed under this Agreement. Other investigators may not be substituted nor can substantial changes in the level of effort of the Project Investigator be made without the prior written approval of Power3.

14.                                 USE OF INSTITUTION NAME/PUBLIC STATEMENTS

14.1                           Power3 agrees that it will not at any time during or following termination of this Agreement use the name of Baylor or any other names, insignia, symbol(s), or logotypes associated with Baylor or any variant or variants thereof or the names of the Project Investigator or any other Baylor faculty member or employee orally or in any literature, advertising, or other materials without the prior written consent of Baylor, which consent may be withheld at Baylor’s sole discretion. Notwithstanding the foregoing, Baylor acknowledges Power3’s intention to distribute periodic informational releases and announcements to the news media regarding the progress of the Research Project. Accordingly, Baylor agrees that Power3 may identify the existence of the Research Project and its general nature and progress, and the names of the Project Investigators.

14.2                           Baylor agrees to make no public presentations about the Research Project outside of appropriate scientific meetings, to issue no news releases about the Research Project, and not to use Power3’s name, insignia, (symbol(s), or logotypes in any form of public information without the written permission of Power3; provided that Baylor may identify the existence of the Research Project and its general nature and progress and the names of Power3 employees involved in the Research Project.

15.                                 CHOICE OF LAW

Any disputes or claims arising under this Agreement shall be governed by the laws of the State of Texas, Harris County, City of Houston as the site for the performance of the Research Project.

16.                                 SEVERABILITY

If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

17.                                 WAIVER

The failure of any party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

18.                                 NOTICES

All notices, reports or other communication pursuant to this Agreement shall be sent to such party via (i) United States Postal Service postage prepaid, (ii) overnight courier, or (iii) facsimile transmission, addressed to it at its address set forth below or as it shall designate by written notice given to the other party. Notice shall be sufficiently made, or given and received (a) on the date of mailing or (b) when a facsimile printer reflects transmission.

If to Power3:

Steven Rash

Chief Executive Officer

Power3 Medical Products, Inc.

3400 Research Forest Drive

The Woodlands, TX  77381

If to Baylor with respect to all non-technical matters:

Barbara Cochran

Director of Sponsored Programs

Office of Research

Baylor College of Medicine

One Baylor Plaza, BCM310-600D

Houston, Texas 77030-3498

Facsimile No. 713-798-6990

If to Baylor with respect to technical questions:

Dr. Christi Ballantyne

Baylor College of Medicine

6501 Fannin Street

Houston, TX  77030

19.                                 ASSIGNMENT

This Agreement may be assigned by Power3 to any parent, subsidiary, or affiliate of Power3 or to any successor in interest only by reason of any merger, acquisition, partnership, or license agreement only with Baylor’s prior written approval which shall not be unreasonably withheld. Any assignment or attempt to assign, or any delegation or attempt to delegate, in the absence of such prior written consent, shall be void and without effect. This Agreement may not be assigned by Baylor.

20.                                 ENTIRETY

This Agreement represents the entire agreement of the parties and it expressly supersedes all previous written and oral communications between the parties. No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

POWER3 MEDICAL PRODUCTS, INC.                       BAYLOR COLLEGE OF MEDICINE

By:	/s/:Ira L Goldknopf PhD	7/23/04	By:	/s/: B. Cochran	8/17/04
	Signature	Date		Signature	Date

	Ira L. Goldknopf, Ph.D.			Barbara Cochran
	Chief Scientific Officer			Director, Sponsored Programs

I, Dr. Christie M. Ballantyne, named as Project Investigator in this Agreement, acknowledge that I have read this Agreement in its entirety and that I shall use reasonable efforts to uphold my individual obligations and responsibilities set forth herein:

By:	/s/: Christie M. Ballantyne		By:
	Signature	Date		Signature	Date
	Project Investigator			Co-Project Investigator

Christie M. Ballantyne
	Typed Name			Typed Name

Professor of Medicine
	Title			Title

Appendix A

Project Research

The purpose of this research is to discover biomarkers in serum and plasma that are of particular utility in diagnosis and drug targeting for metabolic syndrome and associated disorders including diabetes, cardiovascular disease, hypertension, and stroke. Included are discoveries of previously unknown utilities for known and unknown proteins.

Going forward, the project will entail:

1.               Screening metabolic syndrome patient and control samples, including and disease controls, provided by Baylor, using2D gel electrophoresis (Power3) and immunochemical techniques, and ELISA and Immunohistochemistry (Baylor), the application of statistical methods and disease severity correlations (Baylor), as well as 1D and 2D Westerns (Power3), for biomarker validation.

2.               Expanding the study at Power3 to other cardiovascular and metabolic related diseases, utilizing samples provided by Baylor.

3.               The development of diagnostic tests and drug targets using the biomarkers and utilities discovered in 1 and 2 by Power3.

. The research includes consultation between Dr. Christie Ballantyne and Dr. Ira L. Goldknopf on study design and results interpretation as well as the extension of the study to clinical trials to be conducted by Power3 using patients recruited by Baylor.